EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS A 28 PERCENT INCREASE IN SECOND QUARTER NET INCOME AND $22 MILLION OF PLANNED EARNINGS ENHANCEMENTS

WAYNE, NJ – July 26, 2017 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2017 of $50.1 million, or $0.18 per diluted common share, as compared to the second quarter of 2016 earnings of $39.0 million, or $0.15 per diluted common share, and net income of $46.1 million, or $0.17 per diluted common share, for the first quarter of 2017.

Valley also announced in a separate press release today that it is acquiring USAmeriBancorp, Inc. ("USAB"), and its wholly-owned subsidiary, USAmeriBank, headquartered in Clearwater, Florida. USAB has approximately $4.4 billion in assets and maintains a branch network of 30 offices in Florida and Alabama. The press release is available at www.valleynationalbank.com.
Key financial highlights for the second quarter:

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Net Interest Income and Margin: Net interest income on a tax equivalent basis of $171.1 million for the second quarter of 2017 increased $17.6 million and $6.4 million as compared to the second quarter of 2016 and first quarter of 2017, respectively. Our net interest margin on a tax equivalent basis of 3.20 percent for the second quarter of 2017 increased by 6 basis points as compared to 3.14 percent for both the second quarter of 2016 and first quarter of 2017. The increase in net interest income and margin for the second quarter of 2017 as compared to the linked first quarter was partly caused by a $3.5 million increase in interest income from derivative swap fees. See the "Net Interest Income and Margin" section below for more details.

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Loan Portfolio: Loans increased by $261.3 million, or 6.0 percent on an annualized basis, to $17.7 billion at June 30, 2017 from March 31, 2017 largely due to a net increase of $259.3 million in total commercial real estate loans. The overall loan growth was partially offset by a decrease of $20.7 million in residential mortgage loans caused by the transfer of approximately $122 million of performing 30-year fixed rate mortgages to loans held for sale at June 30, 2017. The sale of these loans is expected to be completed during the third quarter of 2017 and result in a pre-tax gain of approximately $4 million. See additional information under the "Loans, Deposits and Other Borrowings" section below.

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Asset Quality: Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $17.7 billion decreased to 0.47 percent at June 30, 2017 from 0.61 percent at March 31, 2017 mostly due to a decrease in commercial loans past due 30 to 59 days. Non-performing assets (including non-accrual loans) increased by 5.9 percent to $54.6 million at June 30, 2017 as

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

compared to $51.5 million at March 31, 2017 due to a $3.9 million increase in non-accrual loans, partially offset by a moderate decline in both foreclosed assets and non-accrual debt securities.

•
Provision for Credit Losses: During the second quarter of 2017, we recorded a $3.6 million provision for credit losses as compared to provisions of $2.5 million and $1.4 million for the first quarter of 2017 and second quarter of 2016, respectively. For the second quarter of 2017, we recognized net loan charge-offs totaling $2.7 million as compared to net loan charge-offs of $1.4 million for the first quarter of 2017, and net loan recoveries of $1.3 million for the second quarter of 2016. The increase in net loan charge-offs from the first quarter was largely due to an increase in commercial and industrial loan charge-offs caused by one impaired loan relationship. See further details under the "Credit Quality" section below.

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Non-Interest Income: Non-interest income decreased $369 thousand, or 1.5 percent, to $24.7 million for the second quarter of 2017 from $25.1 million for the first quarter of 2017 mostly due to decreases in income from bank owed life insurance and insurance commissions, partially offset by an increase in net gains on sales of residential mortgage loans.

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Non-Interest Expense: Non-interest expense decreased $1.7 million, or 1.4 percent, to $119.2 million for the second quarter of 2017 from the first quarter of 2017 mainly due to a $2.4 million decrease in salaries and employee benefits partly caused by lower stock incentive compensation expense, as well as moderate declines in net occupancy and equipment expense, professional and legal expense, and other non-interest expense. The decreases were partially offset by a $2.4 million increase in the amortization of tax credit investments.

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Income Tax Expense: Income tax expense totaled $20.7 million for the second quarter of 2017 as compared to $18.1 million and $15.5 million for the first quarter of 2017 and second quarter of 2016, respectively. Our effective tax rate was 29.3 percent, 28.2 percent, and 28.4 percent for the second quarter of 2017, first quarter of 2017, and second quarter of 2016, respectively. For the remainder of 2017, we anticipate that our effective tax rate will range from 28 percent to 31 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

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Capital Strength: Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.99 percent, 9.81 percent, 7.69 percent and 9.18 percent, respectively, at June 30, 2017.

Earnings Enhancement Program
In December 2016, Valley announced a company-wide earnings enhancement initiative called LIFT. The LIFT program is a review of our business practices with goals of improving our overall efficiency, targeting resources to more value-added activities and delivering on the financial banking experience expected by our customers. During July 2017, we completed the idea generation and approval phase of the LIFT program. As a result of these efforts, we plan to achieve approximately $22 million in total cost reductions and revenue enhancements on an annualized pre-tax run-rate through a combination of workforce reduction and other efficiency and revenue initiatives. We estimate that these changes will result in employee severance and other implementation costs of approximately $11 million, the majority of which

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

will be recorded in the third quarter of 2017. The implementation phase of the initiative enhancements is currently underway and is expected to be fully phased-in over the next 24 months.
Gerald H. Lipkin, Chairman & CEO commented that, “We are pleased with our earnings performance in the second quarter of 2017 which reflected a 8.6 percent increase in net income as compared to the first quarter of 2017 driven by a solid net interest margin of 3.20 percent. Our net income for the second quarter continued to benefit from strong loan growth mainly within the commercial real estate portfolio and our ability to maintain a low overall cost of funds. The credit quality of our balance sheet remained well-controlled as net loan charge-offs to average loans totaled 0.06 percent for the second quarter of 2017."
Mr. Lipkin added, "The LIFT program, which resulted from a bottom-up approach, engaged our entire employee base to help generate and develop ideas to enhance process change and lead to improved efficiency. We are delighted with the significant and continuing efforts by our dedicated management team and employees to ultimately make the LIFT program a success for Valley, its customers and shareholders. We fully expect this endeavor, combined with our continued growth strategies, to strongly position Valley to deliver on its future performance goals."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $171.1 million for the second quarter of 2017 increased $17.6 million as compared to the second quarter of 2016 and increased $6.4 million as compared to the first quarter of 2017. Interest income on a tax equivalent basis increased $12.0 million to $213.3 million for the second quarter of 2017 as compared to the first quarter of 2017 mainly due to a 16 basis point increase in the yield on average loans, and increases of $388.6 million and $131.4 million in average loans and taxable investments, respectively. The increase in yield on average loans for the second quarter of 2017 as compared to the linked first quarter was due to higher market interest rates on new loan originations, and a $3.5 million increase in periodic commercial loan fee income related to derivative interest rate swaps executed with customers. Interest expense of $42.2 million for the second quarter of 2017 increased $5.6 million as compared to the first quarter of 2017. During the second quarter of 2017, our interest expense on deposits increased by approximately $3.1 million from the linked first quarter largely due to an increase in short-term market interest rates, a $101.7 million decrease in our average low cost brokered money market deposit account balances and one more day during the second quarter. Interest expense on short-term and long-term borrowings also increased $1.6 million and $840 thousand, respectively, in the second quarter of 2017 as compared to the first quarter of 2017 due, in part, to increases of $274.8 million and $185.4 million in the average balances, respectively. Average short-term and long-term borrowings increased as compared to the first quarter of 2017 mostly due to new FHLB borrowings used to offset a decline in deposits and fund new loans during the second quarter of 2017.
Our net interest margin on a tax equivalent basis of 3.20 percent for the second quarter of 2017 increased by 6 basis points as compared to both the second quarter of 2016 and first quarter of 2017. The yield on average interest earning assets increased by 14 basis points on a linked quarter basis mostly due to the higher yield on average loans. The yield on average loans increased 16 basis points to 4.20 percent for the second quarter of 2017 and was positively impacted by the aforementioned increases in market interest rates and periodic commercial loan fees as compared to the first quarter of 2017. The yield on average taxable investment securities increased by 6 basis points to 2.84 percent for the second quarter of 2017 from the first quarter of 2017 largely due to a decline in premium amortization expense caused by lower

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

principal repayments on residential mortgage-backed securities. The overall cost of average interest bearing liabilities increased by 12 basis points to 1.08 percent during the second quarter of 2017 from 0.96 percent in the linked first quarter of 2017. The increase was due, in part, to higher interest rates on most deposits and short-term borrowings and one more day during the second quarter of 2017, partially offset by a 19 basis point decrease in the cost of long-term borrowings mostly caused by new lower cost FHLB borrowings. Our cost of total deposits was 0.53 percent for the second quarter of 2017 as compared to 0.45 percent for the first quarter of 2017.
Loans, Deposits and Other Borrowings
Loans. Loans increased $261.3 million, or 6.0 percent on an annualized basis, to approximately $17.7 billion at June 30, 2017 from March 31, 2017, net of the $122 million of residential mortgage loans transferred to loans held for sale during the second quarter of 2017 and a $113.2 million decline in the PCI loan portion of the portfolio. During the second quarter of 2017, Valley also originated $41.8 million of residential mortgage loans for sale rather than investment. Loans held for sale totaled $139.6 million and $115.1 million at June 30, 2017 and March 31, 2017, respectively. See additional information regarding our residential mortgage loan activities below.
Total commercial and industrial loans decreased $11.0 million, or 1.7 percent on an annualized basis, from March 31, 2017 to approximately $2.6 billion at June 30, 2017. The loan volumes were outpaced by a $30.8 million decline in the PCI loan portion of the portfolio during the second quarter of 2017. Exclusive of the decline in PCI loans, the non-PCI commercial and industrial loan portfolio increased by approximately 3.3 percent on an annualized basis to $2.4 billion at June 30, 2017 from March 31, 2017. The second quarter growth in non-PCI loans was largely due to a secured commercial lending arrangement with a large regional auto retailer. In addition to the PCI loan repayments, the level of loan growth within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets.
Commercial real estate loans (excluding construction loans) increased $214.1 million from March 31, 2017 to $9.2 billion at June 30, 2017 mostly due to a $250.0 million, or 12.6 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was primarily due to solid organic loan volumes in New York, New Jersey and Florida, particularly amongst our pre-existing long-term customer base, as well as approximately $22 million of loan participations purchased in the second quarter of 2017. Each purchased participation loan is reviewed by Valley under its normal underwriting criteria and stress-tested to assure its credit quality. The organic loan volumes generated across a broad-based segment of borrowers within the commercial real estate portfolio were partially offset by a $35.9 million decline in the acquired PCI loan portion of the portfolio. Construction loans increased $45.2 million, or 21.6 percent on an annualized basis, to $881.1 million at June 30, 2017 from March 31, 2017. The increase was mostly due to advances on existing construction projects.
Total residential mortgage loans decreased $20.7 million, or approximately 3.0 percent on an annualized basis, to approximately $2.7 billion at June 30, 2017 from March 31, 2017 due to the aforementioned mortgage loans transferred to loans held for sale and new loans originated for sale rather than investment during the second quarter of 2017. Valley sold approximately $136.6 million of residential mortgage loans originated for sale (including $115.1 million of loans held for sale at March 31, 2017) during the second quarter of 2017. New and refinanced residential mortgage loan originations totaled approximately $194.4 million for the second quarter of 2017 as compared to $163.7 million and $177.7 million for the

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

first quarter of 2017 and second quarter of 2016, respectively. Of the $194.4 million in total originations, $23.8 million, or 12.3 percent, represented new Florida residential mortgage loans.
Home equity loans totaling $450.5 million at June 30, 2017 decreased by $8.4 million as compared to March 31, 2017 mostly due to PCI loan repayment activity. New home equity loan volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment.
Automobile loans increased by $290 thousand, or 0.1 percent on an annualized basis, to $1.2 billion at June 30, 2017 as compared to March 31, 2017. The auto loan portfolio remained relatively unchanged as new auto loan origination volumes declined as compared to the first quarter of 2017 largely due to slower application activity during the first half of the second quarter of 2017. Our Florida dealership network contributed over $23 million in auto loan originations, representing approximately 18 percent of Valley's total new auto loan production for the second quarter of 2017 as compared to approximately $24 million, or 17 percent, of Valley's total auto originations for the first quarter of 2017.
Other consumer loans increased $41.7 million, or 27.8 percent on an annualized basis, to $642.2 million at June 30, 2017 as compared to $600.5 million at March 31, 2017 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits decreased $81.1 million, or 1.9 percent on an annualized basis, to approximately $17.3 billion at June 30, 2017 from March 31, 2017 largely due to a $51.1 million decrease in brokered money market deposit account balances and general period end fluctuations in both commercial and retail customer balances. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 50 percent and 20 percent of total deposits as of June 30, 2017. The composition of deposits based upon the period end balances remained relatively unchanged at June 30, 2017 as compared to March 31, 2017. However, time deposits increased $153.9 million to $3.4 billion at June 30, 2017 as compared to March 31, 2017 largely due to new retail customer balances resulting from our current certificate of deposit promotional campaigns which commenced in the second quarter of 2017.
Other Borrowings. Short-term borrowings increased $89.5 million to $1.7 billion at June 30, 2017 as compared to March 31, 2017 largely due to new FHLB advances used as alternate funding for the aforementioned decline in money market deposits, as well as for additional liquidity and loan funding purposes. Long-term borrowings also increased $185.6 million to $1.8 billion at June 30, 2017 as compared to March 31, 2017 due to new FHLB advances with contractual terms between approximately 13 and 15 months.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At June 30, 2017, our PCI loan portfolio totaled $1.5 billion, or 8.7 percent, of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned properties and other repossessed assets (foreclosed assets), and non-accrual debt securities increased $3.0 million,

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

or 5.9 percent, to $54.6 million at June 30, 2017 as compared to March 31, 2017 mostly due to an increase in non-accrual loans during the second quarter of 2017. The increase in non-accrual loans was largely caused by two previously impaired Chicago taxi cab medallion relationships with a combined total of $5.6 million at June 30, 2017. Non-accrual loans represented 0.24 percent of total loans at June 30, 2017 as compared to 0.22 percent of total loans at March 31, 2017.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $26.4 million to $41.8 million, or 0.24 percent of total loans, at June 30, 2017 as compared to $68.1 million, or 0.39 percent of total loans, at March 31, 2017. The lower level of accruing past due loans was primarily caused by decreases of $27.3 million and $7.8 million in commercial and industrial loans and construction loans past due 30 to 59 days at June 30, 2017, respectively, as compared to March 31, 2017. The decrease in the commercial and industrial loans past due 30 to 59 days was mainly due to $19.2 million of loans collateralized by New York City (NYC) taxi cab medallions at March 31 2017 which were current to their contractual payments at June 30, 2017. Partially offsetting these decreases, the loans past due 60 to 89 days and loans 90 days or more past due categories increased by $8.8 million and $6.7 million at June 30, 2017, respectively. The increase in loans past due 60 to 89 days was largely due to one internal classified commercial real estate relationship and a commercial taxi cab medallion relationship totaling $5.9 million and $2.4 million at June 30, 2017, respectively. The $6.7 million increase in loans 90 days or more past due at June 30, 2017 was mostly due to performing matured loans in the normal process of renewal totaling $5.2 million.
At June 30, 2017, our entire taxi medallion loan portfolio totaled $140.5 million, consisting of $130.4 million and $10.1 million of NYC and Chicago taxi medallion loans, respectively. At June 30, 2017, the medallion portfolio included impaired loans of $37.4 million with related reserves of $3.7 million within the allowance for loan losses as compared to impaired loans of $6.3 million with related reserves of $2.6 million at March 31, 2017. At June 30, 2017, the impaired medallion loans largely consisted of performing troubled debt restructured (TDR) loans and the aforementioned non-accrual Chicago taxi cab medallion loans totaling $5.6 million. Loans past due 30 to 59 days and loans past due 60 to 89 days include $809 thousand and $2.4 million of NYC taxi medallions at June 30, 2017, respectively, which are all outstanding to one borrower. We are currently renegotiating the terms of these past due loans. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. However, we continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuation for taxi medallions due to competing car service providers and other factors.
Despite the increase in taxi medallion loans classified as TDR and non-accrual loans during the second quarter of 2017, we believe our overall credit quality metrics continued to reflect our solid underwriting standards at June 30, 2017. However, we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2017, March 31, 2017, and June 30, 2016:

	June 30, 2017		March 31, 2017		June 30, 2016
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$53,792	2.04%	$53,541	2.03%	$50,351	1.99%
Commercial real estate loans:
Commercial real estate	37,180	0.40%	38,146	0.42%	35,869	0.45%
Construction	18,275	2.07%	18,156	2.17%	16,008	2.08%
Total commercial real estate loans	55,455	0.55%	56,302	0.57%	51,877	0.59%
Residential mortgage loans	4,186	0.15%	3,592	0.13%	3,495	0.11%
Consumer loans:
Home equity	582	0.13%	433	0.09%	968	0.20%
Auto and other consumer	4,606	0.26%	3,828	0.22%	3,723	0.23%
Total consumer loans	5,188	0.23%	4,261	0.19%	4,691	0.22%
Total allowance for credit losses	$118,621	0.67%	$117,696	0.67%	$110,414	0.67%
Allowance for credit losses as a %
of non-PCI loans		0.73%		0.75%		0.76%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $17.7 billion at June 30, 2017, had net loan charge-offs of $2.7 million for the second quarter of 2017 as compared to net loan charge-offs of $1.4 million for the first quarter of 2017, and net loan recoveries of $1.3 million for the second quarter of 2016. The increase in net loan charge-offs as compared to the first quarter of 2017 was mainly due to one charged-off loan relationship totaling $1.9 million within the commercial and industrial loan portfolio during the second quarter of 2017. During the second quarter of 2017, we recorded a $3.6 million provision for credit losses as compared to $2.5 million and $1.4 million for the first quarter of 2017 and the second quarter of 2016, respectively. The quarter over quarter increase in the provision was due, in part, to solid second quarter loan growth and an increase in allocated reserves for impaired loans at June 30, 2017.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.67 percent at June 30, 2017, March 31, 2017 and June 30, 2016. At June 30, 2017, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to March 31, 2017, but declined 0.10 percent for construction loans largely due to the continued low level of recent loss experience for this portfolio. There were no construction loan charge-offs during the six months ended months ended June 30, 2017 and the year ended December 31, 2016.

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.5 billion) was 0.73 percent at June 30, 2017, as compared to 0.75 percent and 0.76 percent at March 31, 2017 and June 30, 2016, respectively. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at June 30, 2017, March 31, 2017 and June 30, 2016.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 10:00 AM Eastern Standard Time, today to discuss the 2017 second quarter earnings and other recent developments. Those wishing to participate in the call may dial toll-free (800) 230-1766. Investor presentation materials will be made available prior to the conference call at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $23 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 200 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey with executive offices in Manhattan and West Palm Beach. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. For more information about Valley National Bank and its products and services, please visit a convenient branch location, www.valleynationalbank.com or call our 24/7 Customer Service Team at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	failure to obtain shareholder or regulatory approval for the merger of USAB with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	delays in closing the merger;

•	the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated;

•	changes in the estimate of non-recurring charges;

•	the diversion of management's time on issues relating to the merger;

•	costs or difficulties relating to integration matters might be greater than expected;

•	material adverse changes in Valley’s or USAB’s operations or earnings;

Valley National Bancorp (NYSE: VLY)
2017 Second Quarter Earnings
July 26, 2017

•
an increase or decrease in the stock price of Valley during the 30 day pricing period prior to the closing of the merger which could cause an adjustment to the exchange ratio or give either Valley or USAB the right to terminate the merger agreement under certain circumstances;

•	the inability to retain USAB’s customers and employees;

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in tax laws, regulations and case law;

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in our capital requirements;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2017	2017	2016	2017	2016
FINANCIAL DATA:
Net interest income	$168,960	$162,529	$151,455	$331,489	$299,608
Net interest income - FTE (1)	171,086	164,702	153,470	335,788	303,615
Non-interest income	24,690	25,059	24,264	49,749	45,712
Non-interest expense	119,239	120,952	119,803	240,191	238,028
Income tax expense	20,714	18,071	15,460	38,785	29,849
Net income	50,065	46,095	39,027	96,160	75,214
Dividends on preferred stock	1,797	1,797	1,797	3,594	3,594
Net income available to common shareholders	$48,268	$44,298	$37,230	$92,566	$71,620
Weighted average number of common shares outstanding:
Basic	263,958,292	263,797,024	254,381,170	263,878,103	254,228,260
Diluted	264,778,242	264,546,266	254,771,213	264,662,863	254,575,873
Per common share data:
Basic earnings	$0.18	$0.17	$0.15	$0.35	$0.28
Diluted earnings	0.18	0.17	0.15	0.35	0.28
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	12.23	12.76	10.13	12.76	10.13
Closing stock price - low	11.28	11.28	8.55	11.28	8.31
FINANCIAL RATIOS:
Net interest margin	3.16%	3.10%	3.10%	3.13%	3.07%
Net interest margin - FTE (1)	3.20	3.14	3.14	3.17	3.11
Annualized return on average assets	0.86	0.80	0.72	0.83	0.69
Annualized return on avg. shareholders' equity	8.27	7.69	6.97	7.98	6.75
Annualized return on avg. tangible shareholders' equity (2)	11.88	11.09	10.38	11.48	10.07
Efficiency ratio (3)	61.57	64.48	68.18	63.00	68.93
AVERAGE BALANCE SHEET ITEMS:
Assets	$23,396,259	$22,996,286	$21,730,377	$23,197,377	$21,705,328
Interest earning assets	21,416,671	20,949,464	19,537,572	21,184,358	19,512,522
Loans	17,701,676	17,313,100	16,252,915	17,508,461	16,123,229
Interest bearing liabilities	15,610,935	15,285,171	14,280,956	15,448,953	14,308,328
Deposits	17,288,487	17,366,768	16,453,487	17,327,411	16,417,041
Shareholders' equity	2,420,848	2,399,159	2,238,510	2,410,063	2,229,040

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2017	2017	2016	2016	2016
Assets	$23,449,350	$23,220,456	$22,864,439	$22,368,453	$21,809,738
Total loans	17,710,760	17,449,498	17,236,103	16,634,135	16,499,180
Non-PCI loans	16,169,291	15,794,797	15,464,601	14,777,020	14,523,779
Deposits	17,250,018	17,331,141	17,730,708	16,972,183	16,356,058
Shareholders' equity	2,423,901	2,398,541	2,377,156	2,257,073	2,232,212

LOANS:
(In thousands)
Commercial and industrial	$2,631,312	$2,642,319	$2,638,195	$2,558,968	$2,528,749
Commercial real estate:
Commercial real estate	9,230,514	9,016,418	8,719,667	8,313,855	8,018,794
Construction	881,073	835,854	824,946	802,568	768,847
Total commercial real estate	10,111,587	9,852,272	9,544,613	9,116,423	8,787,641
Residential mortgage	2,724,777	2,745,447	2,867,918	2,826,130	3,055,353
Total Consumer:
Home equity	450,510	458,891	469,009	476,820	485,730
Automobile	1,150,343	1,150,053	1,139,227	1,121,606	1,141,793
Other consumer	642,231	600,516	577,141	534,188	499,914
Total consumer loans	2,243,084	2,209,460	2,185,377	2,132,614	2,127,437
Total loans	$17,710,760	$17,449,498	$17,236,103	$16,634,135	$16,499,180

CAPITAL RATIOS:
Book value per common share	$8.76	$8.67	$8.59	$8.43	$8.34
Tangible book value per common share (2)	5.98	5.88	5.80	5.55	5.45
Tangible common equity to tangible assets (2)	6.95%	6.90%	6.91%	6.53%	6.58%
Tier 1 leverage capital	7.69	7.70	7.74	7.35	7.38
Common equity tier 1 capital	9.18	9.12	9.27	8.73	8.74
Tier 1 risk-based capital	9.81	9.76	9.90	9.36	9.39
Total risk-based capital	11.99	11.96	12.15	11.64	11.69

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2017	2017	2016	2017	2016
Beginning balance - Allowance for credit losses	$117,696	$116,604	$107,675	$116,604	$108,367
Loans charged-off:
Commercial and industrial	(2,910)	(1,714)	(493)	(4,624)	(1,744)
Commercial real estate	(139)	(414)	(414)	(553)	(519)
Construction	—	—	—	—	—
Residential mortgage	(229)	(130)	(151)	(359)	(232)
Total Consumer	(1,011)	(1,121)	(697)	(2,132)	(1,771)
Total loans charged-off	(4,289)	(3,379)	(1,755)	(7,668)	(4,266)
Charged-off loans recovered:
Commercial and industrial	312	848	990	1,160	1,516
Commercial real estate	346	142	1,458	488	1,547
Construction	294	—	—	294	—
Residential mortgage	235	448	94	683	109
Total Consumer	395	563	523	958	912
Total loans recovered	1,582	2,001	3,065	3,583	4,084
Net (charge-offs) recoveries	(2,707)	(1,378)	1,310	(4,085)	(182)
Provision for credit losses	3,632	2,470	1,429	6,102	2,229
Ending balance - Allowance for credit losses	$118,621	$117,696	$110,414	$118,621	$110,414
Components of allowance for credit losses:
Allowance for loan losses	$116,446	$115,443	$108,088	$116,446	$108,088
Allowance for unfunded letters of credit	2,175	2,253	2,326	2,175	2,326
Allowance for credit losses	$118,621	$117,696	$110,414	$118,621	$110,414
Components of provision for credit losses:
Provision for loan losses	$3,710	$2,402	$1,363	$6,112	$2,092
Provision for unfunded letters of credit	(78)	68	66	(10)	137
Provision for credit losses	$3,632	$2,470	$1,429	$6,102	$2,229
Annualized ratio of total net charge-offs (recoveries) to average loans	0.06%	0.03%	(0.03)%	0.05%	0.00%
Allowance for credit losses as a % of non-PCI loans	0.73%	0.75%	0.76%	0.73%	0.76%
Allowance for credit losses as a % of total loans	0.67%	0.67%	0.67%	0.67%	0.67%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY: (4)	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2017	2017	2016	2016
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$2,391	$29,734	$6,705	$5,187
Commercial real estate	6,983	11,637	5,894	5,076
Construction	—	7,760	6,077	—
Residential mortgage	4,677	7,533	12,005	10,177
Total Consumer	4,393	3,740	4,197	2,535
Total 30 to 59 days past due	18,444	60,404	34,878	22,975
60 to 89 days past due:
Commercial and industrial	2,686	341	5,010	5,714
Commercial real estate	8,233	359	8,642	834
Construction	854	—	—	—
Residential mortgage	1,721	4,177	3,564	2,326
Total Consumer	1,007	787	1,147	644
Total 60 to 89 days past due	14,501	5,664	18,363	9,518
90 or more days past due:
Commercial and industrial	—	405	142	218
Commercial real estate	2,315	—	474	131
Construction	2,879	—	1,106	—
Residential mortgage	3,353	1,355	1,541	314
Total Consumer	275	314	209	139
Total 90 or more days past due	8,822	2,074	3,472	802
Total accruing past due loans	$41,767	$68,142	$56,713	$33,295
Non-accrual loans:
Commercial and industrial	$11,072	$8,676	$8,465	$6,573
Commercial real estate	15,514	15,106	15,079	19,432
Construction	1,334	1,461	715	5,878
Residential mortgage	12,825	11,650	12,075	14,866
Total Consumer	1,409	1,395	1,174	1,130
Total non-accrual loans	42,154	38,288	37,508	47,879
Other real estate owned (OREO)(5)	10,182	10,737	9,612	10,903
Other repossessed assets	342	475	384	369
Non-accrual debt securities (6)	1,878	2,007	1,935	2,118
Total non-performing assets	$54,556	$51,507	$49,439	$61,269
Performing troubled debt restructured loans	$109,802	$80,360	$85,166	$82,140
Total non-accrual loans as a % of loans	0.24%	0.22%	0.22%	0.29%
Total accruing past due and non-accrual loans as a % of loans	0.47%	0.61%	0.55%	0.49%
Allowance for losses on loans as a % of non-accrual loans	276.24%	301.51%	305.05%	225.75%
Non-performing purchased credit-impaired loans (7)	$33,715	$25,857	$27,011	$31,275

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2017	2017	2016	2016	2016
Tangible book value per common share:
Common shares outstanding	263,971,766	263,842,268	263,638,830	254,461,906	254,362,314
Shareholders' equity	$2,423,901	$2,398,541	$2,377,156	$2,257,073	$2,232,212
Less: Preferred stock	(111,590)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(734,337)	(735,595)	(736,121)	(733,627)	(734,432)
Tangible common shareholders' equity	$1,577,974	$1,551,356	$1,529,445	$1,411,856	$1,386,190
Tangible book value per common share	$5.98	$5.88	$5.80	$5.55	$5.45
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,577,974	$1,551,356	$1,529,445	$1,411,856	$1,386,190
Total assets	23,449,350	23,220,456	22,864,439	22,368,453	21,809,738
Less: Goodwill and other intangible assets	(734,337)	(735,595)	(736,121)	(733,627)	(734,432)
Tangible assets	$22,715,013	$22,484,861	$22,128,318	$21,634,826	$21,075,306
Tangible common equity to tangible assets	6.95%	6.90%	6.91%	6.53%	6.58%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Annualized return on average tangible shareholders' equity:
($ in thousands)
Net income	$50,065	$46,095	$39,027	$96,160	$75,214
Average shareholders' equity	2,420,848	2,399,159	2,238,510	2,410,063	2,229,040
Less: Average goodwill and other intangible assets	(734,616)	(736,178)	(735,115)	(735,393)	(735,276)
Average tangible shareholders' equity	$1,686,232	$1,662,981	$1,503,395	$1,674,670	$1,493,764
Annualized return on average tangible shareholders' equity	11.88%	11.09%	10.38%	11.48%	10.07%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $558 thousand and $1.2 million at December 31, 2016 and June 30, 2016, respectively. These assets are covered by the loss-sharing agreements with the FDIC. There were no covered OREO properties at June 30, 2017 and March 31, 2017.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $875 thousand, $745 thousand, $817 thousand and $634 thousand at June 30, 2017, March 31, 2017, December 31, 2016 and June 30, 2016, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2017	2016
Assets	(Unaudited)
Cash and due from banks	$227,830	$220,791
Interest bearing deposits with banks	129,959	171,710
Investment securities:
Held to maturity (fair value of $1,828,732 at June 30, 2017 and $1,924,597 at December 31, 2016)	1,822,263	1,925,572
Available for sale	1,464,054	1,297,373
Total investment securities	3,286,317	3,222,945
Loans held for sale (includes fair value of $17,919 at June 30, 2017 and $57,708 at December 31, 2016 for loans originated for sale)	139,576	57,708
Loans	17,710,760	17,236,103
Less: Allowance for loan losses	(116,446)	(114,419)
Net loans	17,594,314	17,121,684
Premises and equipment, net	290,001	291,180
Bank owned life insurance	393,997	391,830
Accrued interest receivable	69,732	66,816
Goodwill	690,637	690,637
Other intangible assets, net	43,700	45,484
Other assets	583,287	583,654
Total Assets	$23,449,350	$22,864,439
Liabilities
Deposits:
Non-interest bearing	$5,197,997	$5,252,825
Interest bearing:
Savings, NOW and money market	8,683,028	9,339,012
Time	3,368,993	3,138,871
Total deposits	17,250,018	17,730,708
Short-term borrowings	1,734,444	1,080,960
Long-term borrowings	1,819,615	1,433,906
Junior subordinated debentures issued to capital trusts	41,658	41,577
Accrued expenses and other liabilities	179,714	200,132
Total Liabilities	21,025,449	20,487,283
Shareholders’ Equity
Preferred stock (no par value, authorized 50,000,000 shares at June 30, 2017; issued 4,600,000 shares at June 30, 2017 and December 31, 2016)	111,590	111,590
Common stock (no par value, authorized 450,000,000 shares at June 30, 2017; issued 263,990,794 shares at June 30, 2017 and 263,804,877 shares at December 31, 2016)	92,423	92,353
Surplus	2,049,613	2,044,401
Retained earnings	207,177	172,754
Accumulated other comprehensive loss	(36,679)	(42,093)
Treasury stock, at cost (19,028 common shares at June 30, 2017 and 166,047 shares at December 31, 2016)	(223)	(1,849)
Total Shareholders’ Equity	2,423,901	2,377,156
Total Liabilities and Shareholders’ Equity	$23,449,350	$22,864,439

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Interest Income
Interest and fees on loans	$185,860	$175,014	$169,426	$360,874	$335,497
Interest and dividends on investment securities:
Taxable	18,928	17,589	14,256	36,517	28,255
Tax-exempt	3,943	4,031	3,734	7,974	7,424
Dividends	2,137	2,151	1,316	4,288	2,796
Interest on federal funds sold and other short-term investments	279	331	296	610	653
Total interest income	211,147	199,116	189,028	410,263	374,625
Interest Expense
Interest on deposits:
Savings, NOW and money market	12,714	10,183	9,961	22,897	19,204
Time	10,166	9,553	9,223	19,719	18,808
Interest on short-term borrowings	5,516	3,901	3,120	9,417	4,992
Interest on long-term borrowings and junior subordinated debentures	13,791	12,950	15,269	26,741	32,013
Total interest expense	42,187	36,587	37,573	78,774	75,017
Net Interest Income	168,960	162,529	151,455	331,489	299,608
Provision for credit losses	3,632	2,470	1,429	6,102	2,229
Net Interest Income After Provision for Credit Losses	165,328	160,059	150,026	325,387	297,379
Non-Interest Income
Trust and investment services	2,800	2,744	2,544	5,544	4,984
Insurance commissions	4,358	5,061	4,845	9,419	9,553
Service charges on deposit accounts	5,342	5,236	5,094	10,578	10,197
Gains (losses) on securities transactions, net	22	(23)	(3)	(1)	268
Fees from loan servicing	1,831	1,815	1,561	3,646	3,155
Gains on sales of loans, net	4,791	4,128	3,105	8,919	4,900
Bank owned life insurance	1,701	2,463	1,818	4,164	3,781
Other	3,845	3,635	5,300	7,480	8,874
Total non-interest income	24,690	25,059	24,264	49,749	45,712
Non-Interest Expense
Salary and employee benefits expense	61,338	63,716	56,072	125,054	116,331
Net occupancy and equipment expense	22,609	23,035	22,168	45,644	44,957
FDIC insurance assessment	4,928	5,127	5,095	10,055	10,194
Amortization of other intangible assets	2,562	2,536	2,928	5,098	5,777
Professional and legal fees	4,302	4,695	5,472	8,997	9,367
Amortization of tax credit investments	7,732	5,324	7,646	13,056	14,910
Telecommunication expense	2,707	2,659	2,294	5,366	4,680
Other	13,061	13,860	18,128	26,921	31,812
Total non-interest expense	119,239	120,952	119,803	240,191	238,028
Income Before Income Taxes	70,779	64,166	54,487	134,945	105,063
Income tax expense	20,714	18,071	15,460	38,785	29,849
Net Income	50,065	46,095	39,027	96,160	75,214
Dividends on preferred stock	1,797	1,797	1,797	3,594	3,594
Net Income Available to Common Shareholders	$48,268	$44,298	$37,230	$92,566	$71,620
Earnings Per Common Share:
Basic	$0.18	$0.17	$0.15	$0.35	$0.28
Diluted	0.18	0.17	0.15	0.35	0.28
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	263,958,292	263,797,024	254,381,170	263,878,103	254,228,260
Diluted	264,778,242	264,546,266	254,771,213	264,662,863	254,575,873

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$17,701,676	$185,863	4.20%	$17,313,100	$175,017	4.04%	$16,252,915	$169,430	4.17%
Taxable investments (3)	2,967,729	21,065	2.84%	2,836,300	19,740	2.78%	2,433,896	15,572	2.56%
Tax-exempt investments (1)(3)	581,263	6,066	4.17%	612,946	6,201	4.05%	585,948	5,745	3.92%
Federal funds sold and other
interest bearing deposits	166,003	279	0.67%	187,118	331	0.71%	264,813	296	0.45%
Total interest earning assets	21,416,671	213,273	3.98%	20,949,464	201,289	3.84%	19,537,572	191,043	3.91%
Other assets	1,979,588			2,046,822			2,192,805
Total assets	$23,396,259			$22,996,286			$21,730,377
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$8,803,028	$12,715	0.58%	$9,049,446	$10,183	0.45%	$8,369,553	$9,961	0.48%
Time deposits	3,290,407	10,166	1.24%	3,178,452	9,553	1.20%	3,070,113	9,223	1.20%
Short-term borrowings	1,837,809	5,516	1.20%	1,563,000	3,901	1.00%	1,218,154	3,120	1.02%
Long-term borrowings (4)	1,679,691	13,790	3.28%	1,494,273	12,950	3.47%	1,623,136	15,269	3.76%
Total interest bearing liabilities	15,610,935	42,187	1.08%	15,285,171	36,587	0.96%	14,280,956	37,573	1.05%
Non-interest bearing deposits	5,195,052			5,138,870			5,013,821
Other liabilities	169,424			173,086			197,090
Shareholders' equity	2,420,848			2,399,159			2,238,510
Total liabilities and shareholders' equity	$23,396,259			$22,996,286			$21,730,377

Net interest income/interest rate spread (5)		$171,086	2.90%		$164,702	2.88%		$153,470	2.86%
Tax equivalent adjustment		(2,126)			(2,173)			(2,015)
Net interest income, as reported		$168,960			$162,529			$151,455
Net interest margin (6)			3.16%			3.10%			3.10%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.20%			3.14%			3.14%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.